                                                                   Exhibit  99

FORE Systems, Inc. Announces Fourth Quarter Financial Results

Pittsburgh, Pennsylvania - April 24, 1997 - FORE Systems, Inc. (NASDAQ:FORE) today announced final financial results for its fourth fiscal quarter and year ended March 31, 1997.

Revenue for the fourth quarter of fiscal 1997 totaled $101.3 million, or an increase of 35% from the $75.3 million reported in the previous year's fiscal fourth quarter. Net income and earnings per share, prior to inclusion of a one-time, non-recurring litigation settlement by FORE's ALANTEC Corporation subsidiary of approximately $8.3 million, were $9.2 million and $.09 per share, respectively. Earnings per share, after inclusion of the one-time, non-recurring litigation settlement by FORE's ALANTEC subsidiary of approximately $8.3 million, were $.04 per share, as compared to a net loss of $9.6 million and $.11 per share loss reported in the fourth quarter of fiscal 1996. Financial results for the fourth quarter of fiscal 1996 included a $27 million pre-tax charge for merger-related expenses associated with the acquisition of ALANTEC.

Revenue for the year ended March 31, 1997 totaled $395.3 million, an increase of 68% from the $235.2 million reported for the 1996 fiscal year. Full-year net income and earnings per share, including merger-related expenses of $1,747,000 from acquisitions completed during the year and including the one-time, non-recurring litigation settlement by FORE's ALANTEC subsidiary of approximately $8.3 million, were $41.5 million and $.41 per share, respectively. The final results for the fiscal fourth quarter and year are consistent with the preliminary results for those periods announced by FORE on April 1, 1997.

"Industry developments and Company achievements during the past year have confirmed our strategy and the value of ATM at the core of today's networks," said Dr. Eric C. Cooper, FORE's Chairman and CEO. "Although our revenue growth has slowed, we believe we are well positioned to benefit from the strong demand for high end networking solutions. With our continuing leadership in ATM, our acquisitions of complementary technologies and our investment in R&D, manufacturing and worldwide service and support, we can offer customers in Enterprise and Service Provider markets high-performance, cost-effective solutions for today's network needs."

Recent FORE highlights have included:

- FORE's introduction of a new workgroup solution in April 1997 brought the cost of ATM down to $1,000 per seat, setting a new industry standard for `plug and play' ATM networking. The ForeRunnerLE(TM) 155 ATM switch reduces the per-connection cost of previous solutions by nearly 50 percent.

- FORE's acquisition of Cadia Networks, supplying FORE with multi-service wide-area adaptation and concentration technology to serve the Service Provider marketplace.

- FORE's formation of Service Provider and Enterprise Business Units to focus resources, identify solutions and serve customers in these markets.

-   Certification of FORE's ForeRunner(R) ASX-200BX ATM backbone switch by
    AT&T.

-   Announcements of FORE ATM technology in high-performance networks at:
    Continental Cablevision, Cox Communications, UUNet, The Library of Congress, the NFL's Jacksonville Jaguars, the American College of Cardiology and The City of Pittsburgh.

- FORE's opening of the Company's Asia Pacific Regional Technical Center in Hong Kong to provide training, support and parts distribution for the Asia/Pacific region.

FORE Systems is a worldwide leader in the design, development, manufacture and sale of high-performance networking products based on ATM (asynchronous transfer mode) technology. FORE offers the most comprehensive ATM product line available today including ForeRunner ATM switches and adapter cards, PowerHub(R) LAN switches, CellPath(TM) WAN multiplexers for ATM connectivity, ForeThought(TM) Internetworking Software and ForeView(R) Network Management Software. FORE has delivered ATM and LAN switching solutions to over 4,000 customers including Fortune 500 companies, telecommunications service providers, government agencies, research institutions and universities. FORE Systems' headquarters are located at 1000 FORE Drive, Warrendale, Pennsylvania 15086. FORE Systems can be reached by telephone at (412) 742-4444, by e-mail at info@fore.com and on the Internet at http://www.fore.com. Investor Relations can be reached directly at (800) 713-1734.

This press release contains forward-looking statements with respect to growth rate trends, market demand and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including risks that future sales and growth rates for the industry and the Company could be lower than anticipated. For a detailed discussion of these risks and other risk factors affecting FORE Systems, please refer to the risk factors set forth in the FORE Systems Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

***Financial charts are available on our external web site***